CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK[*].

                          NATIONAL HEALTHCARE ALLIANCE, INC.

                 ANCILLARY SERVICES PARTICIPATING PROVIDER AGREEMENT
                                 FOR PPO/EPO NETWORKS

       This Agreement (hereinafter referred to as "Agreement") is hereby made by and between MEDIQUIK SERVICES, L.L.C. (hereinafter referred to as "Ancillary Service"), organized under the laws of the State of Texas, and NATIONAL HEALTHCARE ALLLIANCE, INC., (hereinafter referred to as "NHA") a Nevada corporation, effective January 1, 1998.

                                      WITNESSETH

       WHEREAS, NHA is a corporation duly organized and existing under the laws of the State of Texas and is engaged in the business of marketing health care cost containment services and preferred provider networks for groups of individuals; and

       WHEREAS, Ancillary Service provides certain Covered Services (as defined below) and which is (i) duly licensed by the applicable licensing authority of the state in which it is located; (ii) accredited by an applicable Accreditation Agency for their services, Medicare or any other applicable organization and;
(iii) is in compliance with all other applicable Federal, State and Local laws governing operation of such Ancillary Service to the extent that such laws are applicable to such Ancillary Service; and

       WHEREAS, the Ancillary Service desires to contract with NHA in a cost contaimnent and preferred provider program as is herein set forth;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements, and subject to the conditions and limitations set forth herein, the parties hereto hereby agree as follows:

                                 1.0     DEFINITIONS

1.1 "Benefits" means dollar amount payable for a Covered Service after application of copays under a Contract.

1.2 "Certification" means a Utilization Review determination made on behalf of a Payor that specific services and supplies provided by the Ancillary Service or an Ancillary Service Health Care Practitioner to a Participant are Medically Necessary and Reasonable Covered Services and meet the standards and criteria for Certification. Certification applies only to medical necessity based on information provided. Certification is not a verification of eligibility or that benefits exist to cover such Covered Service; such verification must be obtained from Payor.

1.3 "Clinical Note" means a dated written notation by an Ancillary Service employee or Subcontractor that documents a Visit with a Participant and that contains a description of (i) signs and symptoms of the Participant's medical condition; (ii) any Covered Services and other medical treatments, supplies, appliances and equipment provided; and (iii) any changes in the Participant's physical or emotional condition.

1.4 "Completed Claim" means a request for payment for Covered Services submitted by Ancillary Service that is accurate, complete, and in the form agreed to by the parties.

1.5 "Contract" means a group health benefits policy or contract administered by Payor under an NHA program that designates certain providers as preferred providers under preferential arrangements.

1.6 "Copays" means any applicable co-insurances, co-payments, copays and/or deductibles.

1.7 "Covered Person" means any individual who is eligible to receive Covered Services in accordance with this agreement.

1.8 "Covered Services" means all services within Ancillary Service's capabilities that are to be rendered to Covered Persons by Ancillary Service in accordance with this agreement. Reimbursement for Covered Services by Payors will be based on a determination that such services were Medically Necessary and Reasonable and that, if required by the Contract, such services were approved for Certification.

1.9 "Effective Date" is to be interpreted within context to determine whether it means that date related to the Agreement or that date related to fee schedules as shown on attached Exhibits.

1.10 "Facility" means any facility licensed to render medically related services. Reference to network Facilities will be noted by inclusion of the term "network" preceding the term "Facility(s)".

1.11 "Medically Necessary and Reasonable" shall include due consideration of whether services are: (i) appropriate and necessary for the symptoms, diagnosis or treatment of a medical condition; (ii) provided for the diagnosis or direct care and treatment of a medical condition; (iii) with in standards of good medical practice with in the organized medical community; (iv) not primarily for the convenience of the Participant, the Participant's attending or consulting physician, or another healthcare Provider; and (v) the most appropriate level of services or supplies that can be provided in accordance with accepted medical practice.

1.12 "Ancillary Service Health Care Practitioner" means those appropriately licensed practitioners assigned by Ancillary Service to provide Covered Services to Covered Persons in fulfillment of the Ancillary Service responsibilities under this Agreement.

1.13 "Participant" means an individual who, on the date healthcare services are rendered, is eligible for and covered under the provisions of a Contract which has been arranged by a Payor as defined herein.

1.14 "Payor" means an entity to which claims for Covered Services rendered to Covered Persons under a Contract are to be submitted and reimbursed, according to the Program, and includes, but is not limited to, any employer, third party administrator, trust, insurance company, or entity that has entered into an agreement to obtain services for its Covered Persons from the NHA network of participating providers. Payors are contractually committed to the terms and conditions related to obligations of Payor including, but not limited to, reimbursement of Agency.

1.15 "Program" means the benefits arranged by NHA through agreements with Payors for the provision of Covered Services to Covered Persons.

1.16 "Provider" means those physicians, hospitals, Outpatient Facilities and other organizations or individuals that have agreements with NHA directly or indirectly to provide certain health care services to Covered Persons.

1.17 "Utilization Review" or "UR" means a function performed on behalf of the Payor to determine whether Covered Services to be provided to a Participant qualify for Certification

                      2.0     SERVICES OF THE ANCILLARY SERVICE

2.1 PROVISION OF SERVICES. Ancillary Service agrees to provide to all Covered Persons all Covered Services within the scope of its capability, consistent with accepted standards of care.

2.2    NONDISCRIMINATION.

       2.2.1. Covered Services shall be provided in accordance with the standards and procedures applicable to Ancillary Service's other patients and without discrimination on account of sex, race, color, religion, marital status, economic status, sexual orientation, age, ancestry, national origin, health status, or source of payment. Nonetheless, Ancillary Service understands that plan benefits are subject to different diagnostic and treatment provisions, in so far as reimbursement for services are concerned.

       2.2.2 Ancillary Service shall not be required, because of this agreement, to perform any service that it does not nor will not perform for any other patients.

2.3 IDENTIFICATION OF COVERED PERSONS AND SERVICES. NHA shall arrange for Payor to provide Ancillary Service with a method of identifying Covered Persons.

2.4 COVERED SERVICES. Except in the case of an Emergency, the Ancillary Service shall provide Covered Services to Participants, and shall be paid by the Payors for such services, only if such services are (i) Medically Necessary and Reasonable, (ii) ordered by a physician Provider, and (iii) are Certified, if required by Contract.

2.5 ACCEPTANCE OF PARTICIPANTS. The Ancillary Service shall accept as a patient each Participant whose Physician has established a plan of treatment which includes Covered Services, within the capability of the Ancillary Service, specifically prescribed for said Participant.

2.6 CLINICAL NOTES AND SUMMARY REPORTS. Each patient encounter shall be documented in a Clinical Note by the Ancillary Service Health Care Practitioner or Subcontractor who performs such visit. The Ancillary Service shall periodically prepare, for each Participant receiving care hereunder, a Summary Report which shall summarize the Clinical Notes and other observations regarding the Participant recorded since the time of preparation of the previous Summary Report regarding such Participant. Each Summary Report shall be submitted by the Ancillary Service to the Participant's attending Physician as soon as such report is completed.

2.7 ADEQUATE PERSONNEL. At all times during the term of this Agreement, the Ancillary Service shall employ or contract with sufficient numbers and categories of health care practitioners to provide all Covered Services to Participants.

2.8 PERSONNEL QUALIFICATIONS. All Ancillary Service Health Care Practitioners who provide the Covered Services to the Participants shall at all times have the minimum training and qualifications established by applicable Federal and State statutory or regulatory requirements.

2.9 PLAN OF TREATMENT. The Ancillary Service shall, if appropriate, review the original plan of treatment for each Participant to whom the Ancillary Service provides the Covered Services hereunder with said Participant's attending Physician, and shall submit said Participant's plan of treatment to said Physician for recertification, at such intervals as the severity of said Participant's medical condition requires by at least every thirty (30) calendar days or such shorter period as applicable Federal and State law shall require.

2.10 MEDICAL RECORDS. For purposes of Utilization Review, Ancillary Service agrees to make available at all reasonable times all of Ancillary Service's books and records relating to all matters which are the subject of this Agreement, including but not limited to services rendered, fees and charges. In no event shall Ancillary Service be required to disclose or provide any information or records the disclosure of which is prohibited by law.

2.11 UTILIZATION REVIEW & QUALITY ASSURANCE. Ancillary Service agrees to comply with NHA's utilization review and quality assurance standards and procedures, including pre-admission certification, concurrent review, discharge planning and case management.

2.12 THIRD PARTY BENEFICIARY. The Ancillary Service is aware of and acknowledges that NHA intends to contract with Payors with respect to the rendering by the Ancillary Service of Covered Services as provided herein and that the services the Ancillary Service has agreed to provide hereunder are for the benefit of NHA and Payors. The Ancillary Service agrees to provide health care services to Participants as may be Medically Necessary when requested by such Participants. NHA recognizes the right of the Ancillary Service to select patients and to establish treatment hours and procedures. The Ancillary Service further agrees to comply with applicable federal and state laws and regulations pertaining to discrimination.

2.13 APPROVAL OF ANCILLARY SERVICE PHYSICIANS. The name and specialty of each Ancillary Service member physician whom NHA has approved to provide services hereunder is set forth on Attachment A. NHA will defer to the Ancillary Service's credentialing criteria and process only when that process parallels those credentialing criteria utilized by NHA. NHA reserves the right to review the Ancillary Service's credentialing criteria.

       Attachment A will list those Ancillary Service Health Care Practitioners eligible to provide services under the terms of the Agreement. Ancillary Service will use its best efforts and inform NHA in writing, at least thirty (30) days prior to any change in the status of a participating Ancillary Service Physician. This would include, as a minimum, all additions and terminations affecting Attachment A.

2.14 OBLIGATIONS OF ANCILLARY SERVICE PHYSICIANS. The Ancillary Service represents and warrants that each Ancillary Service Physician shall comply with all of the duties, obligations and By Laws of the Ancillary Service, as well as of Ancillary Service Physicians, under this Agreement.

2.15 MEDICAL STAFF PRIVILEGES. As of the effective date of this Agreement, each Ancillary Service Physician shall have active admitting privileges at no fewer than one (1) Participating Hospital, and shall maintain such admitting status at all times during the term of this Agreement.

2.16 REFERRAL OF PARTICIPANTS. Each Ancillary Service Physician shall use his best efforts to refer Participants to Network Providers, and to admit or arrange for admission of Participants to Network Provider Hospitals, unless otherwise directed by the participant, provided that such referral or admission is medically appropriate.

2.17 REQUIRED DISCLOSURES. The Ancillary Service shall notify NHA in writing within thirty (30) calendar days following the occurrence of any of the following events:

       2.17.1 There is a change in the Ancillary Service's business address, or
       2.17.2 Any of the Ancillary Service Health Care Practitioner's license to practice in the State of Texas is suspended, revoked, terminated, or subject to terms of probation or to the restriction, or
       2.17.3 Any Ancillary Service Health Care Practitioner is no longer credentialed in the specialty set forth opposite his/her name in Attachment A; or
       2.17.4 Any Ancillary Service Health Care Practitioner learns that he/she has become a defendant in any malpractice action or is required to pay damages in any such action by way of judgment or settlement; or
       2.17.5 Any Ancillary Service Physician becomes the subject of any disciplinary proceeding or action before the State Board of Medical Examiners or a similar agency in any state; or
       2.17.6 Any Ancillary Service Health Care Practitioner is convicted of a felony or
       2.17.7 Any Ancillary Service Health Care Practitioner becomes incapacitate] or withdraws from the Agency; or
       2.17.8 An act of nature or any event beyond the Ancillary Service's or the subject Ancillary Service Health Care Practitioner's reasonable control occurs, which substantially interrupts all of the portion of the Ancillary Service's or any Ancillary Service Health Care Practitioner's practice for a period of sixty (60) consecutive calendar days or which has a material adverse effect on the Ancillary Service's or Ancillary Service Health Care Practitioner's ability to perform its or his/her obligations hereunder for such a period; or any other problem arises which might materially affect the Ancillary

Service's or any of the Ancillary Service Health Care Practitioner's ability to carry out its duties and obligations under this Agreement.

-------------------------------------------------------------------------------
THIS AGREEMENT WILL BECOME EFFECTIVE WITHIN THIRTY (30) DAYS AFTER ACCEPTANCE BY NHA FOR MOST PAYORS, HOWEVER FOR CERTAIN PAYORS THE EFFECTIVE DATE MAY BE DELAYED FOR PERIODS UP TO NINETY (90) DAYS. DUE TO THE POTENTIAL FOR DELAYED EFFECTIVE DATES, NEW PHYSICIANS SHOULD VERIFY THEIR STATUS BEFORE RENDERING SERVICE. NHA WILL IDENTIFY, UPON REQUEST, THOSE PAYORS THAT MAY IMPOSE DELAYED EFFECTIVE DATES.
-------------------------------------------------------------------------------


                               3.0     PREFERRED RATES

3.1    RATES.  The initial payment rates for Covered Services are specified in
Exhibit 1 and/or Exhibits 2-5, if necessary, to describe other unique programs. These rates shall be accepted as payment in full for Covered Services to Covered Persons and shall remain in effect until changes in rates are agreed upon, in writing, or this agreement is terminated. Either party may request renegotiation of the rates by giving the other party ninety (90) days advance written notice. Ancillary Service agrees to not bill Covered Person, Payor and NHA for any charges related to Covered Persons over that specified in attached Exhibits.

3.2 PAYMENT. Payment of amounts specified under this agreement shall constitute payment in full for Covered Services. Ancillary Service shall not seek any additional payment from Covered Persons for Covered Services except for copays, which are obligations of Covered Persons under the Program. Nothing herein shall affect Ancillary Service's right to bill for non-Covered Services.

       NHA recognizes the right of the Ancillary Service to bill the Covered Person for any and all charges which may arise from other than Covered Services as may have been contracted for outside the Agreement.

3.3 RESTRICTIVE NETWORKS. Ancillary Service acknowledges that NHA may, in certain restrictive networks, choose to contract certain ancillary services, including by way of example only, laboratory services, to one or more providers, and that if Payor and/or NHA so chooses, then Ancillary Service will be required to use such providers for the provision of such ancillary services to Covered Persons, even if Ancillary Service typically would have performed such services in Ancillary Service's office. In the event of the foregoing, were Ancillary Service to perform such services, Ancillary Service may be limited to a reimbursement equal to what would be paid to that selected provider for the same service.

                                    4.0     CLAIMS

4.1 CLAIMS SUBMISSION. Ancillary Service shall submit claims to NHA for Covered Services witllin a reasonable time of the date of discharge of a Covered Person or the date of service. NHA shall reprice claims and forward to respective Payors for prompt payment.

4.2 PROMPT PAYMENT. The Payor Agreement between NHA and Payors shall provide that Payors shall remit payment for Covered Services statements within thirty
(30) working-days of its receipt
thereof. It shall further provide that in the event a Payor shall fail to make payment of amounts due under this Agreement, for submitted claims properly completed, within the thirty (30) working-day period, all packaged prices and discounts shall be null and void and normal pricing including providers standard policy with respect to late payments will prevail. A maximum of forty (40) working-days from date billed by Ancillary Service to payment received by Ancillary Service will be considered in determining whetller a discount is applicable.

       The thirty (30) working-day limitation will not apply in those cases where Coordination of Benefits is involved. Such thirty (30) working-day period may be extended for an additional reasonable time period up to a maximum of ninety (90) days if Payor requires additional time to investigate whether it is responsible for such billed charges and provided that Payor has reasonable grounds to believe that it is not the primary Payor for the services and Payor has initiated and diligently pursued investigation of other payment sources prior to the expiration of the initial thirty (30) working-day period. If payment is not received within the specified time period, Ancillary Service can bill patient for services rendered. Furthermore, the responsible party (patient or Payor) will be subject to pay Ancillary Service for services rendered at one hundred percent (100%) of billed charges.

4.3 COORDINATION OF BENEFITS. Ancillary Service shall take reasonable steps to secure current information from Participants with respect to the existence and source of other third party liability or coverage for Participants and shall provide such information to Payor as directed by NHA. Ancillary Service shall cooperate with Payor and NHA in administering coordination of benefits and other third party reimbursement provisions and in informing Payor of any erroneous payments under this Agreement and in refunding such amounts to Payor.

4.4 SUBCONTRACTORS. If any Covered Services are to be performed by a Subcontractor, the Ancillary Service and the Subcontractor shall enter into a written contract which expressly provides that the Subcontractor's services are subject to the same term and conditions as Covered Services hereunder. The Ancillary Service shall provide NHA, prior to the execution of such Covered Services as of the effective date of this Agreement and thereafter, with a copy of any such contract with a Subcontractor that may be entered into after the effective date of this Agreement, which contract shall be subject to the prior approval of NHA. Payors shall not pay the Ancillary Service for any Covered Services provided by a Subcontractor unless, at the time that such Covered Services are rendered, the Ancillary Service has previously provided NHA with a copy of the contract between the Ancillary Service and the Subcontractor and such contract has been approved by NHA.

4.5 PAYOR'S ROLE. Ancillary Service acknowledges that, except for copays, Ancillary Service shall look to Payor for payment for Covered Services. Nothing herein shall preclude Ancillary Service's right to pursue payment from Covered Persons to the extent that it does not receive payment from Payor, unless such payment has been denied due to a finding that services rendered were not medically necessary.

4.6 NHA NOT INSURER. Ancillary Service acknowledges that NHA is not an insurer, guarantor, or underwriter and is not liable for payment to Ancillary Service for services provided to any person.

                                   5.0     RECORDS

       Ancillary Service shall maintain adequate and accurate medical, financial and statistical records, data and information reasonably required by us for encounter data, claims processing, coordination of benefits, subrogation, auditing and other requirements for the administration of all NHA Programs in accordance with applicable laws, regulations, and practices. Ancillary Service shall, as permitted by law, make such records reasonably available to NHA. NHA or Payors will provide reasonable notice and reimbursement to Ancillary Service for copies of records requested and received.

                                  6.0     STANDARDS

6.1 GOOD STANDING. Ancillary Service shall maintain in good standing all licenses required by law.

6.2 GENERAL PROVISIONS. All Covered Services provided by the Ancillary Service to the Participants hereunder shall comply in all respects with any applicable Federal, State and local statutory or regulatory requirements.

6.3 INSURANCE COVERAGE. Ancillary Service shall have and maintain professional liability insurance coverage, in a minimum amount of $100,000/$300,000, with a recognized insurance carrier as a prerequisite to providing Covered Services to Covered Persons.

6.4 NOTIFICATION. Ancillary Service shall notify NHA promptly of any noncompliance or anticipated noncompliance with the standards set forth in this section.

6.5 UTILIZATION REVIEW. In connection with the utilization review services which NHA has agreed to secure for Payor, the parties acknowledge and agree that a key component of their efforts to maximize cost containment for the benefit of Payors is the development of systems and procedures which will closely monitor and scrutinize the Ancillary Service's practices relating to the utilization of Ancillary Service's services. It is expressly agreed that in no event shall NHA render professional medical opinions with regard to particular patients, but rather that NHA, Payor, Ancillary Service and the entity performing the Utilization Review shall, in agreement with Ancillary Service establish effective mechanisms by which Ancillary Service may receive any required Certification.

                             7.0     TERM AND TERMINATION

7.1 TERM AND TERMINATION. The term of this Agreement shall begin on the Effective Date and shall remain in full force and effect until terminated as herein provided. Either party may terminate this Agreement, with or without cause, by delivering written notice to the other party not less than ninety (90) days before the date upon which such termination is to become effective.

7.2 TERMINATION OF INDIVIDUAL PAYORS. Ancillary Service has the right to terminate any individual Payor under this Agreement upon giving NHA and the Payor thirty (30) days notice in the case of

Payor's bankruptcy or Payor's failure to pay, or otherwise comply with the terms of this Agreement. The notice of termination for cause will not be effective if the breaching party cures the breach to the satisfaction of the other party within the thirty (30) day notice period. Termination of an individual Payor shall have no effect on the contractual relationship between NHA, other Payors or Ancillary Service under this Agreement.

7.3 TERMINATION UPON BREACH. Either party may terminate the agreement for cause upon the breach of this agreement by the other party not remedied within thirty (30) days after receipt of notice thereof from the complaining party.

7.4 PROCEDURE UPON TERMINATION. Upon termination of the agreement by either party for any reason all rights and obligations shall cease, except those that shall have theretofore accrued as a result of the operation of this agreement. Upon such termination Ancillary Service shall, to the extent provided in any plan, continue to provide Covered Services to Covered Persons and Payor shall continue to reimburse for such Covered Services, for a period not to exceed ninety (90) days, until the later of the conclusion of any treatment for a specific condition existing as of such termination and/or the discharge or transfer of eligible persons receiving such treatment.

7.5 GOVERNMENTAL CONFLICTS. Notwithstanding any other provision of this Agreement to the contrary (it heing the agreement of the parties that the provisions of this Section shall supersede, govern and control any conflict otherwise posed by such other provisions), if the governmental agencies (or their representatives) which administer Medicare, or if any other federal, state or local government or agency passes, issues or promulgates any law, rule, regulation, standard or interpretation at any time while this Agreement is in effect which prohibits, restricts, limits or in any way changes the method or amount of reimbursement or payment for services rendered under this Agreement, or which otherwise affects either party's rights or obligations hereunder, either party may give the other notice of intent to amend this Agreement to the satisfaction of the noticing party, to adjust for such prohibition, restriction, limitation or change. The parties shall use best reasonable efforts to amend the Agreement accordingly and leave intact as much of the Agreement as possible. If this Agreement is not so amended in writing within the period such law, rule, regulation, standard or interpretation allows, this Agreement may terminate.

                                   8.0     GENERAL

8.1 ASSIGNMENT. This agreement may not be assigned, delegated, or transferred by either party without the prior written consent of the other.

8.2 INDEPENDENT CONTRACTORS. Under this agreement, NHA and Ancillary Service are independent contractors, and neither party nor its agents or employees shall have any right or authority to assume or create any obligation on behalf of or in the name of the other party.

8.3 NOTICES. Any notice given pursuant to this agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

              NHA:          NATIONAL HEALTHCARE ALLIANCE, INC.
                            770 S. Post Oak Lane, Suite 445
                            Houston, TX 77056

       Ancillary Services:  MEDIQUIK SERVICES, L.L.C.
                            2008 West Main
                            Houston, TX 77098

                            Attn: President

       A notice shall be deemed given on the date it is deposited in the mail in accordance with the foregoing. Either party may change the address to which to send notices by giving the other party ten (10) days' prior written notice of such change.

8.4 SEVERABILITY. The provisions of this agreement shall be deemed severable, and if any portion shall be held invalid, illegal, or unenforceable for any reason, the remainder of this agreement shall be effective and binding on the parties.

8.5 WAIVER OF PROVISIONS. A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other terms and conditions hereof.

8.6 GOVERNING LAW. This agreement shall be construed in accordance with the laws of the State of Texas.

8.7 ENTIRE AGREEMENT. This agreement, including the attached Exhibits, contains a full and complete expression of the rights and obligations of the parties, and it shall supersede all other agreements, written and oral, heretofore made by the parties.

8.8 AMENDMENTS. We reserve the right to amend this Agreement, with exception of Ancillary Service's right to terminate, by sending Ancillary Service written notice forty-five (45) days prior to the effective date of any amendment. This Agreement may otherwise be amended at any time if in writing presented by certified mail, return receipt requested, and duly signed by both parties.

8.9 ARBITRATION. It is understood and agreed that any dispute, controversy or question arising under this Agreement shall be referred for decision by arbitration by an arbitrator selected by the parties. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such an arbitrator within thirty (30) days after either party has given the other party written notice of its desire to submit the dispute, controversy or question for decision, each party shall appoint an arbitrator of its choice within ten (10) days. The appointed arbitrators will select a third arbitrator. The arbitrators shall hear the parties and settle the dispute, controversy or question.

       Arbitration shall be the exclusive remedy for the settlement of disputes arising under this Agreement except as otherwise provided. The decision of the arbitrator(s) shall be final, conclusive and binding, and no action of law or inequity may be instituted by either party other than to enforce the award of the arbitrator(s). The prevailing party will recover the costs of arbitration including reasonable attorney's fees from the losing party. The non-prevailing party will pay compensation and expenses of the arbitrator(s) and the arbitration.

8.10   NON-EXCLUSIVITY OF RELATIONSHIP.

       8.10.1 This agreement does not preclude NHA from negotiating or entering into similar agreements with other providers of medical services.

       8.10.2 This agreement does not preclude Ancillary Service from negotiating or entering into similar agreements with other preferred provider organizations.

8.11   INDEMNIFICATION.

       8.11.1 Ancillary Service agrees to indemnify and hold NHA and its officers, directors, and employees harmless against any and all loss, damage, and expense, including court costs and attorneys' fees, resulting from and arising out of claims, demands, or litigation brought against NHA in connection with any negligent or intentionally wrongful act of Ancillary Service under this agreement.

       8.11.2 NHA agrees to indemnify and hold Ancillary Service and its officers, directors, and employees harmless against any and all loss, damage, and expense, including court costs and attorneys' fees, resulting from and arising out of claims, demands, or litigation brought against Ancillary Service in connection with any negligent or intentionally wrongful act of NHA under this agreement.

8.12 NON-DISCLOSURE. Information concerning respective strategies including rate formulas, marketing presentations and benefit plan design structuring will be treated as confidential by both parties. Disclosures and/or use of such information will be made only as necessary to conduct the appropriate respective marketing and business activities.

8.13 CONFIDENTIALITY. NHA and Ancillary Service shall be subject to all applicable laws and regulations concerning confidentiality of patient medical records. NHA and Ancillary Service shall take reasonable precautions to prevent any unauthorized disclosure of records prepared under the terms of this Agreement and to ensure that confidentiality rights of Covered Persons are not abridged.

8.14 DIRECTORIES. Provider consents to the listing of his/her name in the NHA Provider Directories for those Programs in which Provider is participating, and shall provide NHA with any other information needed to provide for a specific account NHA Provider Directory. NHA's Provider Directory may be distributed by us to regulating agencies, Covered Persons, prospective Covered Persons, employers, the media, existing or prospective physicians or other health care providers affiliated with NHA and/or Payor. NHA and/or Payor may release other identifying information as may be required by state or federal regulatory agencies.

8.15 STEERAGE. NHA shall maintain a listing of preferred providers through directories, Internet listings of providers and/or toll-free access to provider listings; NHA shall seek contracted financial incentives with Payors which encourage utilization of Preferred Providers; and NHA shall request that NHA be included on all identification cards. Reimbursement schedules shall apply only to claims of members of the NHA PPO/EPO networks. Preferred Network Fees and Services shall not apply to indemnity members.

Accept and agreed to by Ancillary Services and NHA's duly authorized representatives.


MEDIQUIK SERVICES, L.L.C.          NATIONAL HEALTHCARE ALLIANCE, INC.



By:         /s/                    By:                /s/
    ---------------------              ------------------------------



Ben L. Pierce                           Melvin Q. Thorne
--------------------------              ------------------------------
Print or Type Name                      Print or type Name



General Manager      2/6/98             President      2/6/98
---------------------------             -------------------------------
   Title              Date              Title           Date


---------------------------
      Federal Tax ID


PLEASE ENTER FACILITY TAX ID# 76 0550 959
PLEASE ENTER FACILITY TELEPHONE # 713/529-7572
PLEASE ENTER FACILITY FAX #713/529-7563

                            ANCILLARY SERVICE ATTACHMENT A

                          NATIONAL HEALTHCARE ALLIANCE, INC.
                  ANCILLARY SERVICE PARTICIPATING PROVIDER AGREEMENT

Participating Practitioner Members for _MEDIQUIK SERVICES, L.L.C. _ (Ancillary Service).

NAME                                                           SPECIALTY
----                                                           ---------

                           ANCILLARY SERVICE PPO EXHIBIT 1

                          NATIONAL HEALTHCARE ALLIANCE, INC.

                   SCHEDULE OF PREFERRED NETWORK FEES AND SERVICES

ANCILLARY SERVICE: MEDIQUIK SERVICES, L.L.C.     FED. TAX ID. 760550454

ADDRESS: 2008 West Main

CITY, STATE, ZIP: Houston, TX 77098              TELEPHONE #:

                            EFFECTIVE DATE: JANUARY 1, 1998

                        FEE SCHEDULE AUTHORIZATION SIGNATURES:

      /s/    Ben Pierce                         /s/    Melvin Thorne
---------------------------------          -----------------------------------
ANCILLARY SERVICE                           NHA



          2/6/98                                    2/6/98
---------------------------------          ------------------------------------
Date                                        Date

-------------------------------------------------------------------------------
             PER DIEMS or FEE SCHEDULES PROVIDED TO NHA MEMBERS:
-------------------------------------------------------------------------------

REIMBURSEMENT SCHEDULE: REIMBURSEMENT FOR MEDICALLY NECESSARY COVERED SERVICES RENDERED TO COVERED PERSONS SHALL BE BASED ON THE LESSOR OF BILLED CHARGES OR SUCH DISCOUNTS OR FEE SCHEDULES AS FOLLOW:

*



----------------
*This information has been omitted from this exhibit and is subject to a request for confidential treatment. In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended, such information has been filed separately with the Securities and Exchange Commission.

                           ANCILLARY SERVICE EPO EXHIBIT 2

                          NATIONAL HEALTHCARE ALLIANCE, INC.

                SCHEDULE OF EPO AND OCCUCARE NETWORK FEES AND SERVICES


ANCILLARY SERVICE: MEDIQUIK SERVICES, L.L.C.     FED. TAX ID. 760550454

ADDRESS: 2008 West Main

CITY, STATE, ZIP: Houston, TX 77098              TELEPHONE #:


                            EFFECTIVE DATE: JANUARY 1, 1998

                        FEE SCHEDULE AUTHORIZATION SIGNATURES:

     /s/    Ben Pierce                              /s/ Melvin Thorne
--------------------------------          -----------------------------------
ANCILLARY SERVICE                         NHA


         2/6/98                                     2/6/98
--------------------------------          ------------------------------------
Date                                      Date


-------------------------------------------------------------------------------
                PER DIEMS or FEE SCHEDULES PROVIDED TO NHA MEMBERS:
-------------------------------------------------------------------------------




REIMBURSEMENT SCHEDULE:

REIMBURSEMENT FOR MEDICALLY NECESSARY COVERED SERVICES RENDERED TO COVERED PERSONS SHALL BE BASED ON THE LESSOR OF BILLED CHARGES OR SUCH DISCOUNTS OR FEE SCHEDULES AS FOLLOW:

*


----------------
*This information has been omitted from this exhibit and is subject to a request for confidential treatment. In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended, such information has been filed separately with the Securities and Exchange Commission.